Exhibit 10.1



                        ENERGY PARTNERS, LTD. Letterhead

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October 19, 2004

Mr. Phillip A. Gobe
19011 Lakeside Cove
Houston, Texas 77094


Dear Phillip:

This letter serves to confirm the offer of employment to you for the position of Chief Operating Officer of Energy Partners, Ltd. (the "Company").

The following represent the terms and conditions of this offer:

     o Commencement date on December 6, 2004 (or such other date in close proximity thereto as shall be mutually agreed between us).

     o    Starting base salary of $300,000 annually.

     o    Annual bonus target of 65% of base pay.

     o The grant on the commencement date of your employment of an option with a ten year term to purchase 50,000 shares of Common Stock of the Company that will vest in one-third increments on each of the first three anniversaries of the date of grant at an exercise price equal to the closing price of the Company's Common Stock on the date of grant (a detailed Stock Option Agreement containing standard terms consistent with the foregoing will be provided shortly after your commencement of employment).

     o The award on the commencement date of your employment of 40,000 Restricted Share Units that will vest on the third anniversary of your date of employment (likewise, a Restricted Share Unit Agreement containing standard terms consistent with the foregoing will be provided shortly after your commencement of employment).

     o Provision for a Change of Control payment under the circumstances set forth in the attached Exhibit A.

     o Commencing in 2005, you will be eligible for twenty-five days of vacation annually.

     o Relocation assistance to be provided on the terms set forth in the Relocation form being provided to you separately.

In addition to your compensation, you will be entitled to participate in any plans sponsored by the Company, including medical, dental, disability and life insurance plans, subject in each instance to applicable conditions and waiting periods. The Company also sponsors a 401(k) plan in which you will be eligible to participate on the terms provided in the plan documents. A


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summary of the benefit plans and a copy of the 401(k) Summary Plan description are being provided to you separately.

The Company, as do most employers, expressly reserves the right to discontinue or amend the nature or amount of any of the compensation or benefit plans/programs/policies/practices that it offers. Also, your employment at the Company will be on an "at will" basis, meaning that you or the Company may terminate this employment relationship at any time, with or without reason.

If you have any questions, please call me. We are very pleased to make this offer to you and are looking forward to you joining our team.

Please acknowledge your acceptance of this offer by signing below and returning one copy to the undersigned, whereupon this shall constitute a binding agreement between us.


Sincerely,


/s/ Richard A. Bachmann
-----------------------------
Richard A. Bachmann
Chairman, President and
Chief Executive Officer







ACCEPTED AND AGREED
this 19th day of October, 2004.

/s/ Phillip A. Gobe
---------------------------------
         Phillip A. Gobe



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                                    EXHIBIT A

                      BENEFITS FOLLOWING CHANGE OF CONTROL


In the event that (i) there is a "Change of Control" and (ii) your employment terminates within two years following said "Change of Control" either by reason of an involuntary termination by the Company without "Cause" or voluntary termination by you for "Good Reason", you will be entitled to receive:

     (1) a cash lump sum within 30 days following such termination of employment in an amount equal to 3 times the sum of (A) your annual rate of base salary for the year of your termination of employment and
          (B) your average annual bonus for the three years preceding such termination of employment (or, if you were employed for less than three years, the greater of your average annual bonus for all of your prior years of employment or your target bonus for the year of your termination of employment), and

     (2) the Company shall continue to provide you for a period of 18 months following termination of your employment with the same level of medical and life insurance benefits as you were receiving immediately prior to the termination of employment, provided, however, that as a condition for receiving such benefits you will be required to pay for such benefits the same portion of the required premium for such coverage that you were required to pay immediately before termination of your employment.

     In addition, in the event of a "Change of Control", all stock options and shares of restricted stock granted by the Company will become fully vested and will (in the case of stock options) become fully exercisable and (in the case of restricted stock) all restrictions will lapse.

     For purposes of this Exhibit A, the following definitions shall apply:

     (1)  "Change of Control" shall have the same meaning as set forth in
          Section 7(b)(i) of the Energy Partners, Ltd. Amended and Restated 2000 Long Term Stock Incentive Plan, as amended.

     (2)  "Cause" shall mean (i) your conviction of a felony, (ii) dishonesty,
          (iii) failure to perform your duties, (iv) insubordination, (v) theft,
          (vi) wrongful disclosure of confidential information, (vii) conflict of interest that is undisclosed and not approved by the Company's Board of Directors, (viii) violation of written Company policies applicable to all employees, or (ix) engaging in any manner, directly or indirectly, in a business that competes with the business of the Company in any capacity that is undisclosed and not approved by the Company's Board of Directors.

     (3) "Good Reason" for termination shall exist if, without your consent, any of the following events occur:


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          (a)  a reduction in your base salary, or the elimination or reduction of a benefit under any employee benefit plan or program of the Company or any subsidiary in which you participate, other than an elimination or reduction that affects other senior executive officers in a similar way;

          (b) the loss of any of your titles or positions, a significant diminution in your duties and responsibilities or the assignment to you of duties and responsibilities inconsistent with your titles or positions; or

          (c) any requirement that you relocate outside the greater New Orleans, Louisiana metropolitan area.

          A termination of employment by you shall not be considered to be for Good Reason unless the termination occurs within sixty (60) days after you have knowledge of the event constituting Good Reason.



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